Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Results for Third Quarter

Tuesday, November 11, 2008

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today reported results for the three months and nine months ended September 30, 2008.

For the three-month and nine-month periods ended September 30, 2008, revenue was $5.9 million and $22.0 million, respectively, compared to $5.7 million and $18.6 million for the three-month and nine-month periods ended September 30, 2007, respectively. The Company recorded a net loss attributable to common shareholders in the amount of $725,000 ($0.09 per share) for the three-month period ended September 30, 2008 and net income attributable to common shareholders in the amount $333,000 ($0.04 per share-diluted) for the nine-month period ended the same date. This compares to net income attributable to common shareholders of $838,000 ($0.07 per share-diluted) and $1.3 million ($0.12 per share-diluted) for the three-month and nine-month periods ended September 30, 2007, respectively.

“Demand for our services remained good in the third quarter relative to the overall economy,” commented Rich Talarico, Allin’s chief executive officer. “We have started to see some softening on the West coast and there is a lack of demand for services in our vertical market concentration in financial services. Revenue growth slowed to 4% in the third quarter of this year compared to 17% in the second quarter. Due both to the timing of projects in our travel and leisure vertical market concentration and the softness in the economy, we currently expect that revenue for the fourth quarter of 2008 will be lower than the same period in 2007.”

Consolidated revenue increased 4% comparing the quarter ended September 30, 2008 with the quarter ended September 30, 2007. Revenue for the nine months ended September 30, 2008 increased 18% comparing the nine-month periods ended September 30, 2008 and September 30, 2007. The year-over-year increase in revenue was driven primarily by strong demand in the Company’s interactive media practice.

The Company’s gross profit percentage declined somewhat from 53.6% of revenue for the nine months ended September 30, 2007 to 53.0% for the same period in 2008. The decline was primarily due to lower gross margins for systems integration in the travel and leisure market as the Company expanded its market share in the cruise industry. Lower gross margins in services focused on the financial services industry also contributed to the decline.

The Company’s net income attributable to common shareholders was $1 million less comparing the nine months ended September 30, 2008 with the nine months ended September 30, 2007. However, comparing the same periods, income before provision for income taxes was approximately $250,000 higher for the nine-month period ended September 30, 2008 than the same period ended September 30, 2007 because the 2007 results were bolstered by the inclusion of a benefit from income tax in the amount of $1.0 million. The $1 million benefit in 2007 was attributable to a reduction in the valuation allowance against the Company’s deferred tax assets related to net operating losses.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies and was recently recognized as Worldwide Partner of the Year for Competing to Win: Search and Partner of the Year for Microsoft’s Western region. These awards were in addition to being recognized as Partner of the Year for the Eastern Region in Microsoft’s prior fiscal year. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive, CodeLab Technology Group and SharePointHosting.com. The Company maintains offices in Pittsburgh and Philadelphia, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com, http://www.codelabtech.com and http://www.sharepointhosting.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words “expect” and similar words, phrases or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel, the integration of acquired businesses and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and credit market conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended September 30, 2008 and 2007, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue
Consulting Services	$4,186	$4,405	$13,420	$13,287
System Integration	954	782	6,074	3,610
Information System Product Sales	195	162	860	788
Other Services	570	333	1,665	963

Total revenue	5,905	5,682	22,019	18,648

Cost of sales	2,733	2,534	10,349	8,649

Gross profit	3,172	3,148	11,670	9,999
Selling, general & administrative	3,198	2,769	9,769	8,046
Loss (gain) on disposal of assets	-0-	-0-	3	(1)
Depreciation & amortization	283	184	728	448

Total selling, general and administrative	3,481	2,953	10,500	8,493

(Loss) income from operations	(309)	195	1,170	1,506
Miscellaneous Income	-0-	-0-	(609)	-0-
Interest expense, net	28	28	98	72
(Benefit from) provision for income taxes	(1)	(1,037)	208	(964)

Net (loss) income	(336)	1,204	1,473	2,398
Dividends on preferred stock	389	366	1,140	1,071

Net (loss) income attributable to common shareholders	$(725)	$838	$333	$1,327

(Loss) income per common share – basic	$(0.09)	$0.11	$0.04	$0.17

(Loss) income per common share – diluted	$(0.09)	$0.07	$0.04	$0.12

Weighted average shares outstanding – basic	8,421,819	7,828,981	8,345,177	7,828,981

Weighted average shares outstanding – diluted	8,421,819	12,343,961	12,874,615	12,323,341

	September 30, 2008	December 31, 2007
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$634	$900
Other Current Assets	8,206	7,999

Total Current Assets	8,840	8,899
Other Assets	10,336	9,845

Total Assets	$19,176	$18,744

Current Liabilities
Bank Line of Credit	2,050	820
Other Current Liabilities	4,666	6,595
Other Liabilities	4,698	4,072
Shareholders’ Equity	7,762	7,257

Total Liabilities and Shareholders’ Equity	$19,176	$18,744